Exhibit 3(8)


                           Sino-foreign Joint Venture
                      Yangzhou Tongsheng Container Co. Ltd.
                                      (TSC)

                             Articles of Association


                          Chapter 1 General Provisions


                                    Article 1

         Jiangsu Tongyun Group Co. Ltd. ("Party A"), China Auto Industry Import & Export Company ("Party B"), Benxi Steel and Iron Company ("Party C") and China Container Holdings Ltd. ("Party D") entered into the Contract of Joint Venture Yangzhou Tongsheng Container Co. Ltd. (the "Contract") in Yangzhou City, Jiangsu Province, People's Republic of China on April 1, 1996. In order to have the joint venture company run successfully, the parties to the joint venture (the "Parties") hereby formulate this Articles of Association.

                                    Article 2

         The name of the joint venture company is:

         Yangzhou Tongsheng Jizhuangxiang Youxian Gongsi.

         Its English name is:

         Yangzhou Tongsheng Container Co. Ltd. (TSC) (the "Company")

                                    Article 3

         The legal addresses of the Parties to the Company are as follows:

         Party A: Qionghua Building Floor 16th Site A, Xuningmen
                      Road, Yangzhou City, Jiangsu Province, China;

         Party B: 5 West Sihuan Road, Beijing, China;

         Party C: 2 People Road, Pingshan District, Benxi, Liaoning
                            Province, China;

         Party D: British Virgin Islands.


                                    Article 4



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         The Company is a limited liability company.

                                    Article 5

         The Company has a status of the Chinese legal person and is subject to the jurisdiction and protection of the Chinese law. All its activities shall be in Compliance with the Chinese laws, decrees and other pertinent rules and regulations.



                     Chapter 2 Purpose and Scope of Business

                                    Article 6

         The purpose of the Company is to utilize foreign funds, to catch up with and exceed the international advanced standards, to earn more foreign exchange profits for China and to obtain satisfactory economic results for the parties to the Company.

                                    Article 7

         The business scope of the Company is to manufacture and sell 20 feet, 40 feet and 45 feet standard containers for international sea transportation, non-standard customized containers and parts and components thereof, and to provide container maintenance and repairs and related services.

                                    Article 8

         The scale of production of the Company is as follows:

         20,000 of 20 feet international standard dry van containers for sea transportation within the second year after receiving the Company's industrial and commercial business license;

         The third year: 20,000 containers;

         The fourth year: 20,000 containers;

         And in each year thereafter normally: 20,000 to 30,000 containers.

                                    Article 9

         The Company shall sell all of its products on the international market.






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            Chapter 3 The Total Investment and the Registered Capital

                                   Article 10

         The total amount of investment of the Company is US$9.6 million. Its registered capital is US$4.8 million, equivalent to 50% of the total investment.

                                   Article 11

         The investment contributed by each party is as follows:

         Party A: Investment subscribed is US$240,000, equivalent to 5% of the registered capital;

         Party B: Investment subscribed is US$240,000, equivalent to 5% of the registered capital;

         Party C: Investment subscribed is US$480,000, equivalent to 10% of the registered capital;

         Party D: Investment subscribed is US$3,840,000, equivalent to 80% of the registered capital;

                                   Article 12

         The Parties to the Company shall make their respective subscribed capital contributions in accordance with the time limit provided for in the Contract. After the capital contributions have been made by the Parties, a Chinese registered accountant shall be invited by the Company to verify such capital contributions and provide a certificate of verification, upon which the Company shall issue each party an investment certificate indicating the following items: name of the Company; date of the establishment of the Company; names of the party and the investment contributed; date of the contribution of the investment, and the date of issuance of the investment certificate.

                                   Article 13

         Within the term of the joint venture, the Company shall not reduce its registered capital.

                                   Article 14

         Any increase of the Company's registered capital shall be agreed unanimously by all Parties to the Company and submitted to and approved by the original approving authority.

                                   Article 15

         Should one party assign all or part of its investment subscribed, consent shall be obtained from all of other parties of the joint venture. When


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one party assigns its investment, the other parties shall have the right of first refusal.

                                   Article 16

         Any increase or assignment of the registered capital of the Company shall be approved unanimously by the board of directors and submitted to and approved by the original examination and approval authority. The registration procedures for such changes shall be effectuated at the relevant department authorized by the State Administration of Industry and Commerce.



                        Chapter 4 The Board of Directors

                                   Article 17

         The Company shall establish the board of directors (the "Board") which is the highest authority of the Company.

                                   Article 18

         The Board shall decide all major issues concerning the Company. Its duties and powers are as follows:

____ deciding and approving the important reports submitted by the general manager (such as production plan, annual business report, funds, loans, etc);

____ approving annual financial reports, budget of receipts and expenditures, annual profit distribution plan;

____     adopting major rules and regulations of the company;

____     deciding to set up branches;

____     amending the articles of association of the Company;

____ discussing and deciding the termination of production, the termination of the company or the merger with another economic organization;

____ deciding the engagement of high-rank officials such as general manager, chief engineer, chief accountant, auditor etc.

____ being in charge of liquidation in case of termination of the Company and the expiration of the Company;

____     other major issues which shall be decided by the Board.



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                                   Article 19

         The Board shall consist of 11 directors and the number of directors that each of the Parties may appoint shall be in proportion to their respective capital contributions, that is, one director shall be appointed by Party A, two directors by Party C and eight directors by Party D, among which one Director appointed by Party D shall have two(2) votes, one of which shall be on behalf of Party B. The term of office for the directors is four years and may be renewed upon the appointment by the original appointing party.

                                   Article 20

         Chairman of the board shall be appointed by the party who is the largest shareholder.

                                   Article 21

         If any party is to appoint or replace a director, a written notice shall be submitted to the board.

                                   Article 22

         The Board shall convene a Board meeting annually. If necessary, an interim meeting of the Board may be held upon a proposal made by at least one-third of the total directors.

                                   Article 23

         The Board meeting will be held in principle on the location of the Company, or elsewhere if agreed by all of directors.

                                   Article 24

         The Board meeting shall be called and presided by the Chairman. Should the Chairman be absent, the Chairman shall authorize a vice chairman to call and preside the board meeting.

                                   Article 25

         The Chairman shall give each director a written notice 30 days before the date of the Board meeting. The notice shall cover the agenda, time and place of the meeting.

                                   Article 26

         Should a director be unable to attend the Board meeting, he may authorize in writing a proxy to attend the Board meeting. In case the director neither attends nor authorizes other to attend the meeting, it shall be regarded as a waiver.


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                                   Article 27

         The Board meeting requires a quorum of two-thirds of the total number of directors. When the quorum is not satisfied, the decisions adopted by the Board meeting are invalid.

                                   Article 28

         Detailed written minutes shall be made for each Board meeting and signed by all of the attended directors and the attended proxy. The minutes shall be made in Chinese and shall be filed with the company.

                                   Article 29

         The following issues shall be unanimously agreed upon by the Board:

         1. amendment of the Contract and Articles of Association of the Company;

         2. cooperation, coalition and merger with other economic organizations;

         3. increase of registered capital, adjustment of investment proportions, transfer or mortgage of capital;

         4.       termination or dissolution of the Company.

                                   Article 30

         The following issues shall be passed by over two thirds of the total number of directors or by over half of the total number:

         1. decision on the annual production plans, sales plans, and development plans;

         2. approval of the annual financial budget, settlement, estimation and financial statement;

         3. decision on the maximum limit of floating capital and borrowing loan for the portion exceeding the limit;

         4.       decision on the annual profit distribution plan;

         5. review and approval of the annual business report submitted by general manager;

         6. approval the Company's labor contracts and important rules and regulations;



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         7.       appointment or dismissal of general manager, deputy
                  general manager, chief engineer, chief accountant and other high rank staff recommended by general manager and engaged by the board, and decision on invitation of auditor;

         8. decision on salaries and benefit of general manager and deputy general manager, and decision on plans of wages and welfare of the Company's employees in accordance with the stipulation of the labor administrative department of China;

         9. decision on the department organizations of the Company;

         10.      other major matters to be decided by the board.


                   Chapter 5 Business Management Organization

                                   Article 31

         The Company shall establish a management system that the general manager is authorized with full power and assumes full responsibility to be in charge of the Company's business management under the supervision of the board or directors.

         The Company shall have one(1) general manager to be engaged upon approval of the Board; three(3) deputy general manager to be recommended by the general manager (or recommended by the Parties to the general manager) and engaged upon the approval of the Board.

                                   Article 32

         The general manager is directly responsible to the Board. He shall carry out the Contract, the Articles of Association and decisions of the Board, organize and conduct the daily production, technology and operation and management of the Company. The deputy general managers shall assist the general manager in his work and act as the agent of the general manager upon the general manager's authorization during his absence and exercise the duties of the general manager.


                                   Article 33

         Decision on the major issues concerning the daily work of the Company shall come into effective upon signature jointly by the general manager and deputy general managers. Issues which need cosignatories shall be specified by the Board.


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                                   Article 34

         The term of office for the general manager and deputy general managers shall be 4 years, and may be renewed at the invitation of the Board.


                                   Article 35

         At the invitation of the Board, the chairman, vice-chairman or directors of the board may concurrently assume the position of the general manager, deputy general manager or other high-ranking personnel of the Company.

                                   Article 36

         The general manager or deputy general managers shall not hold posts concurrently as general manager or deputy general managers of other economic organizations or participate in such other organization's commercial competition with the Company.

                                   Article 37

         The Company shall engage one treasurer, one chief engineer, one chief accountant and one auditor upon approval of the Board.

                                   Article 38

         General engineer, chief accountant and auditor shall be under the leadership of the general manager.

         The treasurer shall be in charge of the Company's transactions, production and financial management, and carry out economic responsibility system.

         The chief engineer shall be in charge of the Company's productive and technical matters and the development of new products.

         The chief accountant shall be in charge of the Company's financial and accounting affairs, organize to carry out overall economic result calculation within the Company, work out financial analysis and regularly report to the general manager on the financial condition of the Company..

         The auditor shall be in charge of the auditing work of the Company, check and verify the financial receipts and expenditure and the accounts, and submit written reports to the general manager and the Board.


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                                   Article 39

         The general manager, deputy general manager, chief engineer, chief accountant, auditor and other high-ranking personnel who ask for resignation shall submit a written application to the Board three months in advance and the Board shall make a decision on it.

         In case any of the above mentioned persons provides poor performance of his work and is not able to achieve the business target set up by the board or conducts graft or serious dereliction of duty, such person may be dismissed at any time upon the decision of the Board.

                        Chapter 6 Finance and Accounting

                                   Article 40

         The finance and accounting of the Company shall be handled in accordance with the "Regulations of the People's Republic of China on the Finance and Accounting System of the Sino-foreign Equity Joint Ventures".

                                   Article 41

         The fiscal year of the Company shall coincide with the calendar year, i.e., from January 1 to December 31 of the Gregorian calendar year.

                                   Article 42

         All vouchers, account books, statistic statements and reports of the Company shall be written in Chinese.

                                   Article 43

         The Company adopts RMB as its accounts keeping unit. The conversion of RMB into other currency shall be in accordance with the exchange rate published on the converting day by the State Administration of Exchange Control of the People's republic of China. In addition to RMB, the Company's accounting items in respect of cash, bank deposits, income and payment, debts, expenses, earnings in currencies other than RMB shall also be recorded in to the account books with other currencies actually used in payment and receipt.

                                   Article 44

         The Company shall open accounts in RMB and foreign currency with the Bank of China or other banks agreed by the State Administration of Exchange Control.


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                                   Article 45

         The Company shall adopt the internationally accepted accrual basis and debit and credit accounting system in its accounting work.

                                   Article 46

         Following items shall be included in the financial and account books:

         1. the amount of total cash receipts and expense of the Company;

         2.       all material purchases and sales of the Company;

         3.       the registered capital and debts of the Company;

         4. the time of payment, increase and assignment of the registered capital of the Company.

                                   Article 47

         The Company's accounting office shall, under the supervision of the general manager, work out the balance sheet and the profit and loss statement of the past year in the first four months of each fiscal year which shall be submitted to the general manager and the Board meeting for approval after examined and signed by the auditor and the accountant registered in China.

                                   Article 48

         Each party to the joint venture shall have the right to invite an auditor to review and examine the account book of the Company at its own expense. The Company shall provide convenience for the checking and examination.

                                   Article 49

         The depreciation period for the fixed assets of the Company shall be decided by the Board in accordance with the "Rules for the Implementation of the Income Tax Law of the People's Republic of China Concerning Joint Ventures with Chinese and Foreign Investment".

                                   Article 50

         All matters concerning foreign exchange shall be handled in accordance with the "Provisional Regulations for Exchange Control of the People's Republic of China" and other pertaining regulations as well as the Contract.




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                            Chapter 7 Profits Sharing

                                   Article 51

         The Company shall allocate from after-tax profit the reserve funds, the enterprise development funds and the employee bonus and welfare funds. The proportion of allocation shall be decided by the Board.

                                   Article 52

         After paying taxes and allocating the above mentioned funds in accordance with law, the remaining profits of the Company shall be distributed to the Parties according to the proportion of each party's investment in the registered capital.

                                   Article 53

         The Company shall distribute its profits once a year. The profit distribution plan and the amount of profit distributed to each party shall be published within the four months after the end of each fiscal year.

                                   Article 54

         The Company shall not distribute profits unless the losses of previous fiscal year have been made up. Remaining profit from previous fiscal year can be distributed together with that of the current year.


                           Chapter 8 Staff and Workers

                                   Article 55

         The employment, recruitment, dismissal and resignation of the staff and workers of the Company and their salary, welfare benefits, labor insurance, labor protection, labor discipline and other matters shall be handled according to the "Regulations of the People's Republic of China on Labor Management in Joint Ventures Using Chinese and Foreign Investment" and the implementation rules thereof.

                                   Article 56

         The required staff and workers will be recruited by the Company in public and priority shall be given to employees of Party A. Examination which full marks are 100 marks will be adopted in all recruit without any exception and anyone who obtains higher marks will be employed in order. Any person of the recruiting department who is recommended by the Board, the general manager office and all related department and workshop shall be recruited in priority if



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his/her marks obtained in such examination are 5 to 20 marks lower than those of others. All recruited employees shall sign employment contract.

                                   Article 57

         The Company has the right to take disciplinary actions, record a demerit and reduce salary against those staff and workers who violate the Company's rules and regulations, labor contract and labor disciplines. Those involved in serious cases may be dismissed. Dismissal of workers shall be filed with the labor administrative department.

                                   Article 58

         The salaries of the staff and workers shall be set by the Board according to the actual situation of the Company and with reference to pertaining stipulations of China, and shall be specified in the labor contract.

         The salaries of the staff and workers shall be appropriately increased along with the development of business and production, the improvement of economic results and the enhancement of the work ability and technical ability of the staff and workers.

                                   Article 59

         Matters concerning the welfare, bonuses, labor protection, labor insurance and the Housing funds, etc. shall be stipulated respectively in various rules and regulations by the Company in accordance with the State's relevant policies, so as to ensure that the staff and workers work under normal conditions.


                     Chapter 9 The Trade Union Organization

                                   Article 60

         The staff and workers of the Company have the right to establish trade union organization and carry out trade union activities in accordance with the stipulations of the "Trade Union Law of the People's Republic of China".

                                   Article 61

         The trade union in the Company is representative of the interests of the staff and workers. The tasks of the trade union are: to protect the democratic rights and material interests of the staff and workers pursuant to the law; to assist the Company to arrange and make rational use of welfare and bonus funds; to organize staff and workers to participate in political, professional, scientific and technical studies and literary, art and sports activities; and to educate staff and workers to observe labor discipline and



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rules and  regulations  so as to  complete  production  tasks of the Company and achieve higher economic results.

                                   Article 62

         The trade union of the Company may sign labor contracts with the Company on behalf of the staff and workers, and supervise the implementation of the contracts.

                                   Article 63

         Person(s) in charge of the trade union of the Company shall have the right to attend, as nonvoting members, meetings of the Board scheduled to discuss issues such as development plans, production and operational activities, and interests of staff and workers of the Company, and to report the opinions and demands of staff and workers at meetings of the Board.

                                   Article 64

         The trade union shall have the right and duty to take part in the mediation of disputes arising between the staff and workers and the Company.

                                   Article 65

         The Company shall allot an amount of money totalling 2% of all the salaries of the staff and workers of the Company as trade union's funds, which shall be used by the trade union in accordance with the "Managerial Rules for the Trade Union Funds" formulated by the All China Federation of Trade Unions.


                Chapter 10 Duration, Termination and Liquidation

                                   Article 66

         The duration of the Company shall be 15 years, beginning from the date when business license is issued.

                                   Article 67

         Upon agreement and decision by all Parties, an application for the extension of duration may be submitted to the original examination and approval authority six months prior to the expiry date of the joint venture. Only upon the approval shall the duration be extended, and the Company shall effectuate registration alteration at the department authorized by the State Administration of Industry and Commerce of P.R. China.

                                   Article 68

         The Contract may be terminated before its expiration in case the Parties to the joint venture agree unanimously that the termination of the


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joint venture is for the best interests of the Parties.

         A decision to terminate the joint venture before expiry of the term shall be made by the Board through a plenary meeting, and such decision shall be submitted to the original examination and approval authority for approval.

                                   Article 69

         Upon the expiration of the joint venture or termination of the Contract prior to its expiry, the Board shall work out procedures and principles for the liquidation, nominate candidates for the liquidation committee, and set up the liquidation committee to liquidate the Company's assets.

                                   Article 70

         The tasks of the liquidation committee are: (1) to conduct thorough check of the financial affairs and credits of the Company, (2) to work out the balance sheet and the property inventory, and (3) to formulate a liquidation plan. All these shall be carried out upon the approval of the Board.

                                   Article 71

         During the process of liquidation, the liquidation committee shall represent the Company to sue and be sued.

                                   Article 72

         The liquidation expenses and the compensation of the members of the liquidation committee shall be paid in priority from the existing assets of the Company.

                                   Article 73

         After the full clearance of debts of the Company, the remaining property and credits shall be distributed among the Parties to the joint venture in accordance with their respective proportions of investment in the registered capital.

                                   Article 74

         Upon completion of the liquidation, the Company shall submit a liquidation report to the original examination and approval authority, effectuate cancellation of registration with the administrative department of industry and commerce, hand in its business license and, at the same time, make an announcement to the public.


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                                   Article 75

         After winding up of the Company, its account books shall be left in the care of Party A.


                        Chapter 11 Rules and Regulations

                                   Article 76

         The following are the rules and regulations formulated by the Board of the Company.

         1. Management regulations, including the powers and functions of the managerial branches and their respective working procedures;

         2.       Rules for the staff and workers;

         3.       System of labor and salary;

         4. System of work attendance record, promotion and awards and penalty for the staff and workers;

         5.       Rules of staff and worker's welfare;

         6.       Financial system;

         7. Liquidation procedures upon the dissolution of the Company;

         8.       Other necessary rules and regulations.


                        Chapter 12 Supplementary Articles

                                   Article 77

         The amendments to the Articles of Association shall be unanimously agreed and decided by the Board and submitted to the original examination and approval authority for approval.

                                   Article 78

         The Articles of Association is written in Chinese language.

                                   Article 79

         The Articles of Association shall come into effect upon the approval by the examination and approval department authorized by the Ministry of Foreign Trade and Economic Cooperation of the People's Republic of China.



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                                   Article 80

         These Articles of Association are the revised version based on the original version of the Articles of Association formally signed in Yangzhou, Jiangsu, China on July 5, 1995 in order to meet the latest needs of the construction of container project and have been hereby formally executed in Yangzhou, Jiangsu, China on April 1, 1996. Should any other agreements, contracts and articles of association, etc. signed by and between Parties prior to the date hereof conflict with these Articles of Association, these Articles of Association shall prevail.


Party A                                  Party B

by: Zhang Shouyong                       by: Zou Qiyuan
      (Signature)                           (Signature)


Party C                                  Party D

by: Wang Xihe                            by: Zhang Shouyong
   (Signature)                                 (Signature)




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